                                                                                                                                                                        Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

   513/579-7764

Investor – Matt Stautberg

   513/579-7780

FOR IMMEDIATE RELEASE

MACY'S, INC. FIRST QUARTER SAME-STORE SALES UP 4.4%
Combined March-April same-store sales grow 4.4%,
consistent with increased guidance; April same-store sales rise 1.2%

CINCINNATI, Ohio, May 3, 2012 – Macy's, Inc. today reported total sales of $1.928 billion for the four weeks ended April 28, 2012, an increase of 0.4 percent compared with total sales of $1.920 billion in the four weeks ended April 30, 2011. On a same-store basis, Macy's, Inc. sales were up 1.2 percent in April 2012 as compared to April 2011.

For March-April combined, same-store sales were up 4.4 percent in 2012 compared with the same period in 2011. This was within the company's March-April same-store sales guidance, which initially was for an increase of 3 percent to 3.5 percent, then raised on April 5 to a range of 4.3 to 4.5 percent.  As previously reported, April sales were planned to be weaker than in March, given the calendar shift in which the pre-Easter period fell into March this year versus April last year, and a significant cosmetics event shift from April last year to March this year. Moreover, April 2012 sales were disadvantaged by a Mother's Day that is later in May this year.

“Our business at Macy's and Bloomingdale's continues to perform very well and sales in April met our expectations,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “Our customers continue to respond to fresh fashion merchandise. Our assortment is trend-right and distinctive, which is a testament to the skill and experience of our central merchants, as well as the continued success of our My Macy's field organization in tailoring merchandise by store. We continue to see the power of our omnichannel strategy in driving sales online and in the stores.”

For the first quarter, Macy's, Inc.'s sales totaled $6.147 billion, up 4.4 percent from total sales of $5.889 billion in the first 13 weeks of 2011. On a same-store basis, Macy's, Inc.'s first quarter sales were up 4.4 percent in 2012 over 2011.

Online sales in 2012 (macys.com and bloomingdales.com combined) were up 29.9 percent in April and 33.7 percent in the first quarter compared to 2011. Online sales positively affected the company’s same-store sales by 1.5 percentage points in the first quarter. Online sales are included in the same-store sales calculation for Macy's, Inc.

Macy's, Inc. is slated to report its first quarter earnings on Wednesday, May 9, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-866-290-0883, passcode 3234100. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2011 sales of $26.4 billion. The company operates about 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates seven Bloomingdale's Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).